Exhibit 15.4

Our ref VSL/782519-000001/32393848v2

E-mail vivian.lee@maples.com

LakeShore Biopharma Co., Ltd Building No. 2, 38 Yongda Road Daxing Biomedical Industry Park Daxing District, Beijing, PRC, 102629

31 July 2025

Dear Sirs

LakeShore Biopharma Co., Ltd

We have acted as legal advisers as to the laws of the Cayman Islands to LakeShore Biopharma Co., Ltd, an exempted company with limited liability incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 31 March 2025 (“Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (File No. 333-279544) filed on May 20, 2024 and the Registration Statement on Form S-8 (File No. 333-273165) filed on July 7, 2023 of the summary of our opinion under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP